Exhibit 10.46

, 20

Dear                       ,

In recognition of your extraordinary service as a director of Global GP LLC (“GPLLC”) during 20    , GPLLC hereby grants you, as of the date hereof, an award of                            (          ) unrestricted common units (“Units”) of Global Partners LP (the “Award”) under the Global Partners LP First Amended and Restated Long-Term Incentive Plan (the “Plan”).  The Award is fully vested upon grant and is subject only to the terms and conditions generally applicable under the Plan, any rules and regulations adopted by the Compensation Committee of the Board of Directors of GPLLC, and this letter.  Additionally, the terms of Global Partners LP’s insider trading policy are incorporated herein by reference.

Please be aware that you are responsible for the payment of any applicable taxes due as a result of the grant of the Award.  The value of the Award will be reported on a Form 1099 issued to you at the end of the year, however; in the meantime you may want to consult your tax advisor to determine if you are required to make any quarterly estimated tax payments.

This grant is intended to fulfill the Plan’s purpose of promoting the interests of Global Partners LP (“Global”) by providing to employees, consultants and directors, such as yourself, incentive compensation awards for superior performance and encouraging you to devote your best efforts to advance Global’s business.

Sincerely,

Name:
Title:

cc: